Exhibit 23.2





                         CONSENT OF INDEPENDENT CERTIFIED
                                PUBLIC ACCOUNTANTS



We have issued our report dated July 28, 1995, accompanying the financial statements of Avant-Garde Telecommunications, Inc. contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption "Experts."




GRANT THORNTON LLP


New York, New York
June 12, 1996